Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Sprint Nextel Corporation and subsidiaries our report dated February 16, 2012, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries appearing in the Annual Report on Form 10-K of Sprint Nextel Corporation for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington
July 2, 2012